                                                                    Exhibit 10.2

                            REORGANIZATION AGREEMENT
                            ------------------------

     This Reorganization Agreement is made and entered into as of August 25, 2000 (the "Agreement") by and among Arthur D. Little, Inc., a Massachusetts corporation ("Parent"), and c-quential, Inc., a Delaware corporation ("Sub").

     WHEREAS, Parent has, as part of its global management and technology consulting business, developed a niche practice that focuses on the telecommunications, information technology, media and electronic (the "Time Industries") industries (such practice, the "Sub Business");

     WHEREAS, the Board of Directors of Parent has determined that the interests of Parent and its stockholders would be best served by separating its businesses into two companies, one consisting of the Sub Business and the other consisting of Parent's remaining businesses (the "Retained Business");

     WHEREAS, in furtherance of the foregoing, Parent wishes to transfer and assign, and cause the members of its Group to transfer and assign, to Sub and the members of the Sub Group substantially all of the assets and properties relating to the Sub Business as specified in this Agreement in exchange for (i) the assumption by Sub and the members of the Sub Group of certain liabilities and obligations relating to the Sub Business as specified in this Agreement and
(ii) the issuance to ADLI, a wholly-owned subsidiary of Parent and the parent of Sub, or a subsidiary thereof, of 499,950 shares of Sub's Class A Common Stock and 499,950 shares of Sub's Class B Common Stock (together, the "Sub Shares");

     WHEREAS, Sub is willing to assume, and to cause its Group members to assume, such liabilities and obligations and to issue the Sub Shares in exchange for such assets and properties (the "Reorganization");

     WHEREAS, Sub has filed for an initial public offering ("IPO") of an amount of its common stock pursuant to the registration statement (the "IPO Registration Statement") on Form S-1 (File No. 333-36652) filed with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, which IPO Registration Statement the parties contemplate will become effective in or about September 2000 and which offering will be consummated in accordance therewith shortly thereafter (the "IPO Closing Date"); and

     WHEREAS, Parent and Sub have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Reorganization and the other agreements that will govern certain other matters in connection with the Reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the other agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.
            -----------

     SECTION 1.1 GENERAL. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Action: any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     ADLI:  Arthur D. Little International, Inc., a Delaware corporation.

     Affiliate: with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under the common control with, such specified Person; provided, however, that Parent and Sub shall not be deemed to be Affiliates of each other for purposes of this Agreement or any Ancillary Agreement. A person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

     Ancillary Agreements: the Conveyancing and Assumption Instruments, the Corporate Services Agreement, the Use and Occupancy Agreement, the Intellectual Property Agreement, the Registration Rights Agreement and the Tax Allocation Agreement.

     Assumed Debt Obligations: shall mean the Foreign Bank Obligations and the US Debt Obligations in the amounts set forth on Annex II hereto.

     Assumed Liabilities: collectively, all of the Liabilities and other obligations of Parent and the other members of the Parent Group listed on Annex II hereto.

     Bids, Quotations and Proposals: the bids, quotations or proposals which have been submitted or made by the Sub Business, or by a member of the Parent Group on behalf of the Sub Business, which are outstanding as of the Effective Date.

     Books and Records: the books and records of Parent and the other members of the Parent Group (or true and complete copies thereof), including all computerized books and records owned by Parent or the other members of the Parent Group, which relate principally to the Sub Business, including, without limitation, all such books and records relating to Transferred Employees, the purchase of materials, supplies and services, dealings with customers of the Sub Business.

     Code:  the Internal Revenue Code of 1986, as amended.

     Commission: shall have the meaning set forth in the fifth WHEREAS clause of this Agreement.

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     Contactica Purchase Agreements: collectively, the Stock Purchase Agreement dated February 1, 1999 by and among ADLI, Paul Berriman, Alvin Botting and Malcolm Way, and the Stock Purchase Agreement dated February 1, 1999 by and among ADLI, Simon C. Fawthrop, Simon C. Turpin, Martin Malden and J. Gerald MacNamee.

     Contributed Assets: collectively, all of the assets and properties of Parent and the other members of the Parent Group identified on Annex I hereto.

     Conveyancing and Assumption Instruments: collectively, the various agreements, asset transfer agreements, share exchange agreements, bills of sale, assignments and assumption agreements, instruments and other documents to be entered into in order to effect the transfer by Parent and the members of the Parent Group of the Contributed Assets to Sub and the members of the Sub Group, and the assumption by Sub and the members of the Sub Group of the Assumed Liabilities, in the manner contemplated by this Agreement.

     Corporate Services Agreement: the Corporate Services Agreement, in the form of Exhibit 1 attached hereto, pursuant to which Parent and the other members of the Parent Group will provide to Sub and the other members of the Sub Group certain corporate services on the terms and conditions specified therein.

     Designated Industry: means the business of (A) providing such management, technology and strategic consulting services as have been provided by the Sub Business prior to and up to the date of this Agreement to such types of Persons in the telecommunications, information technology, media and electronic industries as have received such services from the Sub Business prior to and up to the date of this Agreement, and (B) providing such financial modeling services as have been provided by the Sub Business prior to and up to the date of this Agreement to financial advisors and financial institutions with respect to the telecommunications, information technology, media and electronic industries.

     Debt Agreements: collectively, the U.S. Debt Agreements and the Foreign Bank Agreement.

     Disclosing Party: shall have the meaning set forth in Section 8.9.2 hereof.

     Dispute: shall have the meaning set forth in Section 11.1 hereof.

     Effective Date: Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Reorganization shall be 12:01 a.m., Eastern Standard time, August 26, 2000 or such other date as may be fixed by the Board of Directors of Parent.

     Exchange Act: the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     Foreign Bank Agreements: shall mean the General Business Conditions and Credit Confirmation Agreement by and between ADLI and Deutschebank A.G.

     Foreign Bank Obligations: shall mean all of the obligations of Parent and ADLI under and in connection with the Foreign Bank Agreements to repay indebtedness.

     Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     Group:  the members of the Parent Group or Sub Group, as applicable.

     Holdings:  c-quential holdings, Inc., a Delaware corporation.

     Indemnifiable Losses: with respect to any claim by an Indemnified Party for indemnification authorized pursuant to Section 6 hereof, any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and disbursements in connection therewith) suffered by such Indemnified Party with respect to such claim.

     Indemnified Party: any Person who is entitled to receive payment from an Indemnifying Party pursuant to Section 6 hereof.

     Indemnifying Party: any party who is required to pay any other Person pursuant to Section 6 hereof.

     Indemnity Payment: the amount an Indemnifying Party is required to pay an Indemnified Party pursuant to Section 6 hereof.

     Independent Director: with respect to Sub, shall mean a member of the Sub Board of Directors who is not an employee or officer of Sub or an officer, employee or director of Parent or a member of the Parent Group, and with respect to Parent, shall mean a member of the Parent Board of Directors who is not an employee or officer of Parent or a member of the Parent Group.

     Information: means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     Insurance Proceeds: those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured.

     Intellectual Property Agreement: the Intellectual Property Agreement, in the form of Exhibit 2 attached hereto, pursuant to which Parent is contributing to Sub the use of certain intellectual property.

     IPO: shall have the meaning set forth in the fifth WHEREAS clause of this Agreement.

     IPO Closing Date: shall have the meaning set forth in the fifth WHEREAS clause of this Agreement.

     IPO Liabilities: means any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the IPO Registration Statement or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

     IPO Registration Statement: shall have the meaning set forth in the sixth WHEREAS clause.

     Liabilities: any and all debts, liabilities and obligations, whether or not accrued, contingent (known or unknown) or reflected on a balance sheet, including without limitation those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     Nasdaq:  shall have the meaning set forth in Section 5.1.3 hereof.

     Parent:  Arthur D. Little, Inc., a Massachusetts corporation.

     Parent Common Stock:  the common stock of Parent, par value $.01 per share.

     Parent Group: Parent and each subsidiary and Affiliate of Parent, exclusive of the Persons included in the Sub Group immediately after the Effective Date.

     Parent Insurance Policies: all policies and contracts of any kind pursuant to which insurance carriers provide insurance coverage to Parent in respect of claims or occurrences relating to, without limitation, property damage, business interruption, transit, extended coverage, employee crime, general liability, products liability, errors and omissions, automobile liability, employer's liability and workers' compensation.

     Parent Stock Plans: all plans maintained by Parent that permit employees of Parent or Sub to purchase Parent Common Stock, other than plans qualified under Section 401(a) of the Code and Parent Stock Option Plans.

     Parent Stock Option Plans: all plans maintained by Parent that provide for grants of options to purchase shares of Parent Common Stock to employees of Parent and its affiliated persons.

     Parent Stock Options: options to acquire Parent Common Stock granted under the Parent Stock Option Plans.

     Person: any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

     Plan:  has the meaning set forth in Section 2.2 hereof.

     Privilege:  shall have the meaning set forth in Section 8.10.1 hereof.

     Privileged Information: shall have the meaning set forth in Section 8.10.1 hereof.

     Receivables: shall mean all of the receivables relating to the Sub Business as of the Effective Date, including, without limitation, any receivables or unbilled amounts which relate to work-in-process performed by Parent or a member of the Parent Group prior to the Effective Date.

     Receiving Party:  shall have the meaning set forth in Section 8.9.2 hereof.

     Registration Rights Agreement: the Registration Rights Agreement, in the form of Exhibit 3 attached hereto, pursuant to which Sub is granting to ADLI (or another member of the Parent Group) the right to register shares of Sub Common Stock on the terms and conditions specified therein.

     Reorganization: the transaction referred as such in the fourth WHEREAS clause of this Agreement.

     Retained Business: the business of Parent referred to as such in the second WHEREAS clause of this Agreement.

     Retained Liabilities: collectively, all of the Liabilities of the Parent Group as of the Effective Date, other than the Assumed Liabilities, including, without limitation, the deferred purchase price obligations under the Contactica Purchase Agreements.

     Retained Receivables: shall mean all of the Receivables other than the Transferred Receivables.

     Restricted Area: means each country of the world in which Sub and the Sub Group members are, collectively, as of the date of this Agreement or at any time prior to the Termination Date, conducting any business activities.

     Securities Act: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     Sub:  c-quential, Inc., a Delaware corporation.

     Sub Business: means the management and technology consulting practice historically operated by the Parent Group, known as the "TIME practice," which focuses on the Time Industries.

     Sub Common Stock: Collectively, the Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share, of Sub.

     Sub Employees:  shall have the meaning set forth in Section 9.2 hereof.

     Sub Group: Sub, each subsidiary and Affiliate of Sub immediately after the Effective Date and each Person that becomes a subsidiary or Affiliate of Sub after the Effective Date.

     Sub Shares: shall have the meaning set forth in the third WHEREAS clause of this Agreement.

     Subsidiary Transfers: the transfers by Parent and the members of the Parent Group of shares of capital stock of its subsidiaries in [Argentina, Portugal, Netherlands and Spain] as set forth in Annex III hereto.

     Tax Allocation Agreement: the Tax Allocation Agreement, substantially in the form of Exhibit 4 attached hereto.

     Termination Date:  shall have the meaning set forth in Section 8.11.

     Third Party Claims: shall have the meaning set forth in Section 6.3.1 hereof.

     Time Industries: shall have the meaning set forth in the First WHEREAS clause of this Agreement.

     Transferred Employees: the employees of Parent and the other members of the Parent Group immediately prior to the Effective Date who commence work on behalf of Sub and the other members of the Sub Group as of the Effective Date.

     Transferred Receivables: the aggregate $ million of Receivables transferred by the Parent Group to the Sub Group as of the Effective Date as more specifically identified in the Conveyancing and Assumption Instruments and Annex III hereto.
---------

     US Debt Obligations: shall mean all of the obligations of Parent and ADLI under the US Debt Agreements to repay indebtedness.

     US Debt Agreements: shall mean (i) the Amended and Restated Credit Agreement dated April 25, 2000 by and among Parent, ADLI, CitiBank, N.A. and the Lenders identified therein, and all other agreements executed in connection therewith, and (ii) the Amended and Restated Note Purchase Agreement dated April 25, 2000 by and among Parent and the Noteholders party thereto, and all other agreements executed in connection therewith.

     Use and Occupancy Agreement: the Use and Occupancy Agreement, in the form of Exhibit 5 attached hereto, pursuant to which Parent and the other members of the Parent Group will provide to Sub and the other members of the Sub Group use and occupancy of certain properties as specified therein.

SECTION 2.  REORGANIZATION AND RELATED TRANSACTIONS.
            ---------------------------------------

     SECTION 2.1  THE REORGANIZATION.

          SECTION 2.1.1 Subject to the terms and conditions of this Agreement (including, without limitation, Section 3 below), as of the Effective Date, Parent hereby assigns, transfers, conveys and delivers, and causes each member of the Parent Group to deliver, to Sub or the applicable member of the Sub Group, and Sub hereby accepts, and causes the applicable members of the Sub Group to accept, from Parent and the applicable members of the Parent Group, all right, title and interest in and to the Contributed Assets, and contributes and enters into the Ancillary Agreements, in a transaction or transactions described in Section 351 of the Code, all as specified in more detail in Annex III attached hereto. Without limiting the generality of the foregoing, Parent shall first assign, transfer, convey and deliver to ADLI, and ADLI shall accept from Parent, the Contributed Assets held by Parent, and immediately thereafter, ADLI shall assign, transfer and deliver to Sub or another member of the Sub Group, and Sub, on its behalf and on behalf of the members of the Sub Group, shall accept from ADLI, the Contributed Assets then held by ADLI in each case in accordance with a Conveyancing and Assumption Instrument satisfactory to the parties.

          SECTION 2.1.2 Subject to Section 7.3 hereof, to the extent that any such conveyances, assignments, transfers and deliveries shall not have been so consummated on the Effective Date, Parent and Sub shall cooperate to effect such consummation as promptly thereafter as shall be practicable, it nonetheless being understood and agreed by Parent and Sub that neither shall be liable in any manner to any Person who is not a party to this Agreement other than a member of the Parent Group or the Sub Group for any failure of any of the transfers contemplated by this Section 2 to be consummated on or subsequent to the Effective Date. Each party agrees to use best efforts to have the Sub Business which is not so transferred to be run in the ordinary course of business and consistent with the Plan and the terms of this Agreement. Whether or not all of the Contributed Assets or the Assumed Liabilities shall have been legally transferred to Sub and the applicable member of the Sub Group as of the Effective Date, (i) Parent and Sub agree that, as of the Effective Date, Sub and the other members of the Sub Group shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the Contributed Assets, together with all of the rights, powers and privileges (except as provided in Section 8.10 hereof) incident thereto, and (ii) shall be deemed to have assumed in accordance with the terms of this Agreement all of the Assumed Liabilities and all of the Parent Group's duties, obligations and responsibilities incident thereto, in each case as if such assignment and assumption in fact had occurred on the Effective Date.

     SECTION 2.2 SUBSIDIARIES. Parent and Sub shall cause each of the members of their respective Group and all foreign subsidiaries and divisions to execute such Conveyancing and Assumption Instruments, local asset and share transfer agreements, assignments, assumptions, novations and other documents as shall be necessary to carry out the assignment and transfer of the Contributed Assets and assumption of the Assumed Liabilities as more fully described in Annex III hereto (the "Plan") to effect the purposes of this Agreement with respect to their respective operations both inside and outside the United States.

     SECTION 2.3 PARENT APPROVAL. Parent shall cooperate with Sub in effecting, and if so requested by Sub, Parent shall, as the sole stockholder of ADLI, which is the principal stockholder of Sub, approve or ratify any actions which are reasonably necessary or desirable to be taken by Sub to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, the Plan and the Ancillary Agreements including, without limitation, (a) the election or appointment of directors and officers of Sub to serve in such capacities following the Effective Date and (b) the approval of appropriate plans, agreements and arrangements for Transferred Employees and non-employee members of Sub's board of directors.

     SECTION 2.4 WORKING CAPITAL ADVANCES. At the Effective Date, Parent agrees to make certain funds available to Sub and the other members of the Sub Group for general working capital purposes in connection with the Reorganization, and thereafter until the IPO Closing Parent further agrees to make available to Sub and the members of the Sub Group such other amounts as Sub may reasonably request from time to time, which amounts shall be paid by Sub to Parent on the IPO Closing Date.

SECTION 3.  ASSUMPTION AND RETENTION OF LIABILITIES; ISSUANCE OF SHARES.
            -----------------------------------------------------------

     SECTION 3.1 ASSUMED LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement and in addition to any other Liabilities otherwise expressly assumed by Sub and the Sub Group pursuant to this Agreement, the Ancillary Agreements or any other agreement contemplated by this Agreement, Sub hereby agrees with Parent, and shall cause the members of the Sub Group (with the except of any members of the Sub Group that are classified as foreign corporations for U.S. tax purposes), to assume, pay, perform and discharge in due course any and all Assumed Liabilities. Without limiting the generality of the foregoing, with respect to the Assumed Debt Obligations, on the Effective Date, ADLI shall first assume from Parent the Assumed Debt Obligations, and immediately thereafter, Sub shall assume from ADLI all of the Assumed Debt Obligations, in each case in accordance with a Conveyancing and Assumption Instrument satisfactory to the parties.

     SECTION 3.2 RETAINED LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement and in addition to any other liabilities otherwise expressly retained by Parent pursuant to this Agreement, the Ancillary Agreements or any other agreement contemplated by this Agreement, Parent hereby agrees with Sub that Parent and the other members of the Parent Group shall pay, perform and discharge in due course any and all Retained Liabilities.

     SECTION 3.3 ISSUANCE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Sub hereby issues to ADLI (or another member of the Parent Group as described on Annex III), in consideration of the Plan and the transactions contemplated by this Agreement, the Sub Shares.

SECTION 4.  DOCUMENTS AND ITEMS TO BE DELIVERED ON THE EFFECTIVE DATE.
            ----------------------------------------------------------

     SECTION 4.1 DOCUMENTS TO BE DELIVERED BY PARENT. On the Effective Date, or such other date as agreed in connection with the consummation the Plan, Parent shall contribute, transfer and deliver, or will cause the member of the Parent Group to contribute, transfer and deliver, to Sub and the members of the Sub Group all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Ancillary Agreements"):

          SECTION 4.1.1  A duly executed Intellectual Property Agreement;

          SECTION 4.1.2  A duly executed Tax Allocation Agreement;

          SECTION 4.1.3  A duly executed Corporate Services Agreement;

          SECTION 4.1.4  A duly executed Use and Occupancy Agreement;

          SECTION 4.1.5  A duly executed Registration Rights Agreement;

          SECTION 4.1.6 Resignations of each person who is an officer or director of Parent or a member of the Parent Group, immediately prior to the Effective Date, and who will be employee, officer or director of Sub from and after the Effective Date; and

          SECTION 4.1.7 Such other agreements, documents or instruments as Parent reasonably believes are necessary or desirable in order to achieve the purposes hereof.

     SECTION 4.2 DOCUMENTS TO BE DELIVERED BY SUB. As of the Effective Date, Sub will, and shall cause the members of the Sub Group to, deliver to Parent or the applicable member of the Parent Group, all of the following:

          SECTION 4.2.1 In each case where Sub or a member of the Sub Group is a party to any agreement or instrument referred to in Section 4.1, a duly executed counterpart of such agreement or instrument;

          SECTION 4.2.2 A certificate or certificates representing the Sub Shares; and,

          SECTION 4.2.3 Resignations of each person who is an officer or director of Sub, immediately prior to the Effective Date, and who will be an employee, officer or director of Parent from and after the Effective Date.

SECTION 5.  INTENTIONALLY OMITTED.
            ---------------------
SECTION 6.  SURVIVAL, INDEMNIFICATION, CLAIMS AND OTHER MATTERS.
            ---------------------------------------------------

     SECTION 6.1  SURVIVAL OF AGREEMENTS.

          SECTION 6.1.1 All covenants and agreements of the parties in this Agreement and the Ancillary Agreements shall survive the Effective Date; provided, however, that the term of any Section hereof or Ancillary Agreement which by its terms is limited to a finite period shall survive as set forth herein or therein, as applicable.

          SECTION 6.1.2 Except as specifically provided herein, the provisions of this Section 6 shall terminate and be of no further force and effect on the third anniversary of the IPO Closing Date.

          Such termination shall in no way limit the obligations of Sub with respect to the Assumed Liabilities or the obligations of Parent with respect to the Retained Liabilities and related indemnification rights under this Agreement, which shall survive indefinitely.

          SECTION 6.1.3 The obligations of Sub and Parent under Sections 6, 7 and 8 of this Agreement shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any Liabilities. To the extent that Parent or a member of the Parent Group transfers to another party (other than Sub or a member of the Sub Group) any of the Retained Liabilities (except for such amounts of Retained Liabilities which in any individual instance are not material), Parent shall cause such transferee of such Retained Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Retained Liabilities. To the extent Sub or a member of the Sub Group transfers to another party any of the Assumed Liabilities (except for such amounts of Assumed Liabilities which in any individual instance are not material), Sub shall cause such transferee to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Assumed Liabilities. The failure of the transferee to fulfill its obligations with respect to the Retained Liabilities or the Assumed Liabilities shall not relieve Parent or Sub, or any member of their respective Group, as the case may be, of its obligations hereunder with respect thereto.

     SECTION 6.2  INDEMNIFICATION.

          SECTION 6.2.1 Parent, on its behalf and on behalf of the other members of the Parent Group, shall indemnify, defend and hold harmless Sub, each member of the Sub Group and each of their respective directors, officers, employees and agents from and against any and all Indemnifiable Losses incurred by any of them arising out of or due to, directly or indirectly, (a) any Third Party Claims in connection with any of the Retained Liabilities or Employee Liabilities, (b) any claims, including Third Party Claims, in connection with the operations of the Sub Business prior to the Effective Date, including, without limitation, any claims with respect to Liabilities of the Persons transferred by the Parent Group to the Sub Group in connection with the Subsidiary Transfers and securities law matters (other than any IPO Liabilities), (c) Third Party Claims that Parent, or another member of the Parent Group, failed to perform or violated any provision of this Agreement which is to be performed or complied with by Parent or such member of the Parent Group, as applicable or (d) breaches of this Agreement or any of the Ancillary Agreements by Parent or a member of the Parent Group.

          SECTION 6.2.2 Sub, on its behalf and on behalf of the other members of the Sub Group, shall indemnify, defend and hold harmless Parent, each other member of the Parent Group, and each of their respective directors, officers, employees and agents from and against any and all Indemnifiable Losses incurred by any of them arising out of or due to, directly or indirectly, (a) any Third Party Claims in connection with any of the Assumed Liabilities, (b) Third Party Claims that Sub, or the other members of the Sub Group, failed to perform or violated any provision of this Agreement which is to be performed or complied with by Sub or the other members of the Sub Group, as applicable, (c) breaches of this Agreement by Sub or the other members of the Sub Group, or (d) any IPO Liabilities.

          SECTION 6.2.3 Amounts required to be paid pursuant to this Section 6 are hereinafter sometimes collectively called "Indemnity Payments" and are individually called an "Indemnity Payment"). The amount by which any party (an "Indemnifying Party") is required to pay to any other party (an "Indemnified Party") pursuant to Section 6.2.1 or Section 6.2.2 shall be reduced (including retroactively) by any Insurance Proceeds or other amounts actually recovered by such Indemnified Party in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts (such as judgment or settlement amounts) in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such Insurance Proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

          SECTION 6.2.4  PARENT'S AND SUB'S RESPECTIVE OBLIGATIONS PURSUANT TO
SECTION 6.2.1(d) AND SECTION 6.2.2(c) SHALL, BE LIMITED TO DIRECT AND ACTUAL DAMAGES, TO THE EXCLUSION OF INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES. THIS
SECTION 6.2.4 SHALL NOT APPLY TO (a) ANY FAILURE BY SUB OR THE SUB GROUP MEMBERS TO ASSUME, PAY, PERFORM OR DISCHARGE ANY AND ALL ASSUMED LIABILITIES, (b) ANY FAILURE BY PARENT OR THE PARENT GROUP MEMBERS TO PAY, PERFORM OR DISCHARGE ANY AND ALL RETAINED LIABILITIES OR (c) ANY BREACH BY PARENT OR SUB, OR THE MEMBERS OF THEIR RESPECTIVE GROUP, OF THEIR RESPECTIVE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION 6.

          SECTION 6.2.5 Indemnification obligations contained elsewhere in this Agreement shall be subject to the provisions of this Section 6.

     SECTION 6.3  PROCEDURE FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

          SECTION 6.3.1 If a party shall receive notice of any claim or Action brought, asserted, commenced or pursued by any Person not a party to this Agreement (herein referred to as a "Third Party Claim"), with respect to which the other party is or may be obligated to make an Indemnity Payment, it shall give such other party prompt written notice thereof (including any pleadings relating thereto) after becoming aware of such Third Party Claim, specifying in reasonable detail the nature of the Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim); provided, however, that the failure of a party to give notice as provided in this Section 6.3.1 shall not relieve the other party of its indemnification obligations under this Section 6, except to the extent that such other party is actually prejudiced by such failure to give notice.

          SECTION 6.3.2 The Indemnifying Party may elect to defend or seek to settle or compromise any Third Party claim as to which a claim for indemnification hereunder has been asserted, at the Indemnifying Party's own expense and by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, by so notifying the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim in accordance with Section 6.3.1 hereof (or such earlier time as may be necessary for the Indemnified Party to submit a responsive pleading required in connection with the Third Party Claim). Unless the Indemnifying Party fails to assume the defense or to seek to settle or compromise the Third Party Claim in a timely manner, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense, settlement or compromise of the Third Party Claim; provided, however, that if, in the reasonable judgment of the Indemnified Party, based on the advice of counsel, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to the Third Party Claim, the Indemnified Party shall have the right to employ one counsel selected by it and reasonably acceptable to the Indemnifying Party, and in that event, the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. Once the Indemnifying Party has assumed the defense of any Third Party Claim, it must actively and diligently defend or seek to settle or compromise the Third Party Claim until conclusion of the matter, unless the Indemnified Party agrees to the Indemnifying Party's withdrawal.

          SECTION 6.3.3 If the Indemnifying Party responds to a notice of Third Party Claim by denying its obligation to indemnify the person or entity claiming a right of defense and indemnification under this Agreement, or if the Indemnifying Party fails to defend in a timely manner, the Indemnified Party shall be entitled to defend or seek to settle or compromise such Third Party Claim by counsel selected by it. In addition, if it is later determined, through procedures referenced in Section 11 of this Agreement, or by agreement of the parties, that the Indemnifying Party wrongly denied its indemnification obligation with respect to, or failed to timely defend, such claim, then the Indemnifying Party shall (a) reimburse the Indemnified Party for all costs and expenses (other than salaries of officers and employees) reasonably incurred by the Indemnified Party in connection with its defense, settlement or compromise of the Third Party Claim and (b) be estopped from challenging a judgment, order, settlement or compromise resolving the Third Party Claim entered into in good faith by the Indemnified Party (if such claim has been resolved prior to the conclusion of the proceeding between the Indemnified Party and the Indemnifying Party). The Indemnifying Party, after initially rejecting a claim for defense or indemnification by the Indemnified Party, may, at any time prior to the resolution of the Third Party Claim, assume the defense of, or seek to settle or compromise said claim, provided that (i) the Indemnifying Party reimburses the Indemnified Party for all costs and expenses (other than salaries of officers and employees) reasonably incurred by the Indemnified Party in connection with the defense of such claim (including costs incurred in the transition of the defense from the Indemnified Party to the Indemnifying Party) and (ii) the assumption of the defense of the Third Party Claim will not prejudice or cause harm to the Indemnified Party.

          SECTION 6.3.4 With respect to any Third Party Claim relating to any matter subject to a claim for indemnification hereunder, no party shall enter into any compromise or settlement or consent to the entry of any judgment which
(a) does not include as a term thereof the giving by the third party of a release to the Indemnified Party of all further liability in respect of such Third Party Claim or (b) imposes any obligation on the Indemnified Party without said Indemnified Party's written consent (which consent shall not be unreasonably withheld), except an obligation to pay money which the Indemnifying Party has agreed to pay on behalf of the Indemnified Party. In the event that an Indemnified Party enters into any such compromise, settlement or consent without the written consent of the Indemnifying Party (other than as contemplated by Section 6.3.3 hereof), the entry of such compromise, settlement or consent shall relieve the Indemnifying Party of its indemnification obligation related to the Third Party Claim underlying such compromise, settlement or consent.

          SECTION 6.3.5 Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed to by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment, determination, settlement or compromise. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnified Party to the extent not waived in settlement, against the third party who made such Third Party Claim and any other Person who may have been liable to the Indemnified Party with respect to the indemnified matter.

          SECTION 6.3.6 If the Indemnifying Party elects to defend or to seek to settle or compromise the Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of the Third Party Claim; provided, however, that nothing in this
Section 6.3.6 shall be deemed to require the-waiver of any privilege, including attorney-client privilege, or protection afforded by the attorney work product doctrine. In addition, regardless of the party actually defending a Third Party Claim for which there is an indemnity obligation under Section 6.2 hereof, the parties shall give each other regular status reports relating to such action with detail sufficient to permit the other party to assert and protect its rights and obligations under this Agreement.

          SECTION 6.3.7 The provisions of this Section 6.3 shall survive in perpetuity and shall be the exclusive procedures for any Third Party Claims subject to the provisions of Section 6.2.1 or 6.2.2 hereof.

     SECTION 6.4 OTHER CLAIMS. Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of sixty (60) days (or such shorter time period as may be required by law as indicated by the Indemnified Party in the written notice) within which to respond. If the Indemnifying Party does not respond within such sixty (60) day (or lesser) period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such sixty (60) day (or lesser) period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue resolution of the matter as provided in Section 11 hereof.

     SECTION 6.5 NO BENEFICIARIES. Except to the extent expressly provided otherwise in this Section 6, the indemnification provided for by this Section 6 shall not inure to the benefit of any third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.

     SECTION 6.6 NAMED PARTIES. The parties hereto acknowledge that it may not be feasible to substitute Sub for Parent as a named party in Actions, whether domestic or foreign, constituting Assumed Liabilities. In such event, Parent shall remain as a named party, but, following the Effective Date, Sub shall assume the defense of any such Action in accordance with the provisions of
Section 6.3 hereof and Parent and the other members of the Parent Group shall cooperate with Sub as contemplated by Section 6.3 and Section 8 hereof.

     SECTION 6.7 ORDER OF PRECEDENCE. Except as set forth in this following sentences, the provisions of this Section 6 shall govern any dispute or matter covered hereby that arises under any Ancillary Agreement or Conveyancing and Assumption Instruments. Notwithstanding the foregoing, this Section 6 shall not operate to terminate or reduce any obligation or liability existing or arising under the Tax Allocation Agreement. To the extent that the provisions of this
Section 6 are inconsistent with the provisions of the Tax Allocation Agreement with respect to the subject matters thereof, the provisions of the Tax Allocation Agreement shall control.

SECTION 7.  CERTAIN ADDITIONAL MATTERS RELATED TO THE TRANSFER OF THE SUB
            -------------------------------------------------------------
            BUSINESS.
            --------

     SECTION 7.1 CONVEYANCING AND ASSUMPTION INSTRUMENTS. In connection with the transfer, conveyance, assignment and delivery of the Contributed Assets and the assumption of the Assumed Liabilities contemplated by this Agreement, Parent and Sub agree to execute, or cause to be executed by the appropriate member of their Group, and to deliver to each other, as appropriate, the Conveyancing and Assumption Instruments.

     SECTION 7.2  NO REPRESENTATIONS OR WARRANTIES.  Except as provided in
Section 2.1 hereof, Sub understands and agrees that Parent is not in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting in any way (a) as to the value or freedom from encumbrance of, or as to any other matter concerning, any Contributed Assets or
(b) as to the legal sufficiency to convey title to any Contributed Assets of the execution, delivery and filing of the Conveyancing and Assumption Instruments, IT BEING UNDERSTOOD THAT ALL SUCH ASSETS ARE BEING TRANSFERRED AS IS, WHERE IS and without any representation or warranty of any kind, express or implied (the implied warranties of merchantability and fitness for a particular purpose being hereby specifically disclaimed), and that Sub shall bear the economic and legal risk that any conveyance of such assets shall prove to be insufficient or that Sub's title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, Sub understands and agrees that Parent is not in this Agreement or in any other agreement or document contemplated by this Agreement representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable laws or judgments, it being understood and agreed that, subject to Section 7.3 hereof, Sub shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.
The foregoing, however, shall not limit any responsibilities which Parent may have to use its commercially reasonable efforts to effect transfers under the other provisions of this Agreement.

     SECTION 7.3  FURTHER ASSURANCES; SUBSEQUENT TRANSFERS.

          SECTION 7.3.1 Each of Parent and Sub will execute and deliver, and shall cause the members of their respective Group to execute and deliver, such further instruments of conveyance, transfer and assignment and will take such other actions as each of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the Plan and the other terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Effective Date, at the reasonable request of Sub and without the payment of any further consideration, Parent will, and will cause the appropriate member of the Parent Group to, execute and deliver to Sub such other instruments of transfer, conveyance, assignment and confirmation and take such action as Sub may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Sub or a Sub Group member and to confirm Sub's (or such Sub Group member's) title to all of the Contributed Assets, to put Sub in actual possession and operating control thereof and to permit Sub to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) and Sub will execute and deliver to Parent all instruments, undertakings or other documents and take such other action as Parent may reasonably deem necessary or desirable in order to have Sub and the other members of the Sub Group fully assume and discharge the Assumed Liabilities and relieve Parent and the members of the Parent Group of any liability or obligations with respect thereto and evidence the same to third parties. Notwithstanding the foregoing, Parent and Sub shall not be obligated, in connection with the foregoing, to expend monies other than reasonable out-of-pocket expenses and attorneys' fees.

          SECTION 7.3.2 Parent and Sub will use their best efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Contributed Assets to Sub; provided, however, that Parent shall not be obligated to pay any consideration therefor (except for filing fees and other administrative charges) to the third party from whom such consents, approvals and amendments are requested. In the event and to the extent that Parent is unable to obtain any such required consent, approval or amendment and the third party to such agreement, contract, license or lease objects to the assignment thereof, (a) Parent, or the applicable Parent Group member, shall continue to be bound thereby and (b) unless not permitted by law or the terms thereof, Sub shall pay, perform and discharge fully all the obligations of Parent, or the applicable Parent Group member, thereunder from and after the Effective Date and indemnify Parent and any Parent Group member for all Indemnifiable Losses arising out of such performance by Sub or a Sub Group member. Parent shall, without the payment of any further consideration, pay and remit to Sub promptly any and all monies, rights and other considerations received in respect of such performance. Parent shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 7.3.2 only as reasonably directed by Sub and at Sub's expense. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, Parent shall promptly assign and novate all rights and obligations thereunder to Sub without payment of further consideration and Sub shall, without the payment of any further consideration, assume such rights and obligations. To the extent that the assignment of any contract or agreement (or their proceeds) pursuant to this Section 7.3 is prohibited by law or not otherwise obtained, the assignment provisions of this Section shall operate to create a subcontract with Sub and the applicable Sub Group member to perform each relevant unassignable contract at a subcontract price equal to one hundred percent (100%) of the monies, rights and other considerations received by Parent with respect to the performance by Sub and the applicable Sub Group member under such subcontract.

     SECTION 7.4 BIDS, QUOTATIONS AND PROPOSALS. All Bids, Quotations and Proposals included in the Contributed Assets shall be transferred to the Sub Group to the extent permitted by law. Parent and Sub shall work together and use their best efforts to preserve such Bids, Quotations and Proposals and facilitate the award of contracts pursuant thereto consistent with applicable laws and regulations. Any contracts awarded pursuant to an outstanding Bid, Quotation or Proposal shall be considered an agreement and treated in the same manner as provided for in the last two sentences of Section 7.3.2 hereof.

     SECTION 7.5 CERTAIN INTERCOMPANY ARRANGEMENTS. Following the Effective Date, the parties agree to discuss in good faith the provision of any services and products to be provided by the other, but which inadvertently were not the subject of an Ancillary Agreement or other written agreement. Nothing in this
Section 7.5, however, shall require or authorize Parent or Sub to provide and charge each other for any services other than on the terms and conditions specified in this Agreement, the Corporate Services Agreement or the other Ancillary Agreements.

     SECTION 7.6 DEBT AGREEMENTS. Parent shall not, and shall cause ADLI and the other members of the Parent Group not to, take any action or omit to take any action that would cause or result in an event of default under the Debt Agreements. Parent shall promptly notify Sub of any notice of default under the Debt Agreements, and agrees to use its best efforts to promptly cure such event of default and cooperate with Sub in furtherance of the foregoing.

     SECTION 7.7 COLLECTION OF RETAINED RECEIVABLES. Sub shall, as agent for Parent, have the sole and exclusive right to collect the Retained Receivables in accordance with Parent's normal collection processes and procedures. So long as the Retained Receivables are the obligation of Sub, neither Parent nor its agents shall make any solicitation for collection purposes nor institute litigation for the collection of any amounts due thereunder, except for such Retained Receivables which Sub has consented to Parent's collection thereof.
All payments received by Sub in respect of the Retained Receivables shall be for Parent's account. Sub shall remit to Parent within fifteen (15) days of the end of each calendar month any and all amounts received by Sub in respect of the Retained Receivables, together with a written report for such month specifying the amounts paid and the Person from whom payment was made, as well as any other supporting documentation reasonably requested by Parent. The payment by an account debtor shall be applied to the Retained Receivable of such account debtor in inverse order of aging, commencing with the oldest invoice, unless the account debtor's payment specifically identifies the Retained Receivable for which such payment is being made provided, however, to the extent the Retained Receivables with respect to any particular contract of an account debtor represent, as of the Effective Date, a portion of the aggregate Receivables with respect to such contract, then upon receipt of amounts by Sub from such account debtor in respect of the Receivables as of the Effective Date, the remittance to Parent shall be in proportion to the relative amount of Retained Receivables to all Receivables under such contract as of the Effective Date. Notwithstanding the foregoing, nothing contained in this Section 7.7 shall be construed to grant Parent any right with respect to any receivables accrued in connection with Sub's operation of the Sub Business on or after the Effective Date. To the extent that Parent has received, prior to the Effective Date, payments from clients in respect of services to be performed by Sub after the Effective Date, Parent shall retain such advance payments, and, after the Effective Date Parent shall remit to Sub within fifteen (15) days of the end of each calendar month any and all amounts from such retained advance payments in respect of services performed by Sub during such calendar month.

     SECTION 7.8 LEGEND ON SUB SHARES. Parent, on behalf of ADLI (or such other member of the Parent Group may hold the Sub Shares), acknowledges and agrees that each certificate representing the Sub Shares will bear the following legend or one substantially similar thereto:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered, sold, transferred, hypothecated or otherwise assigned except pursuant to (1) a registration statement with respect to such securities which is effective under the Act or (2) an available exemption from such registration under the Act."

     SECTION 7.9 SUPPLIES AND DOCUMENTS. Sub shall have the right to use existing supplies and documents (including without limitation invoices, purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, instructional documents and similar materials, and advertising material) which have imprinted thereon the name "Arthur D. Little" or trademarks, logotypes or variations comprising the name "Arthur D. Little" for a period not to exceed six (6) months following the IPO Closing Date; provided, however, that Sub agrees (a) to use only such supplies and documents existing in inventory as of the Effective Date, (b) to conspicuously state on such supplies and documents when used that they are not documents of Sub and (c) not to order or utilize in any manner any additional supplies and documents containing the name "Arthur D. Little." The foregoing shall be subject to and shall not in any way modify the provisions of the Intellectual Property Agreement.

SECTION 8.  GENERAL COVENANTS REGARDING INFORMATION, SERVICES, CONFIDENTIALITY,
            -------------------------------------------------------------------
            NON-COMPETITION AND VOTING.
            --------------------------

     SECTION 8.1 GENERALLY. Each of Parent and Sub agrees to provide, or cause the members of its Group to provide, to each other, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Government Authority having jurisdiction over the requesting party, (ii) for use in any other judicial regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Parent or Sub, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

     SECTION 8.2 INTERNAL ACCOUNTING CONTROLS; FINANCIAL INFORMATION. After the Effective Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause its Group to provide, to the other party (and the members of its Group) in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

     SECTION 8.3 OWNERSHIP OF INFORMATION. Any Information owned by a party that is provided to a requesting party pursuant to this Section 8 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

     SECTION 8.4 RECORD RETENTION. To facilitate the possible exchange of Information pursuant to this Section 8 and other provisions of this Agreement after the Effective Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Effective Date substantially in accordance with the policies of Parent as in effect on the Effective Date. However, except as set forth in the Tax Allocation Agreement, at any time after the Effective Date, each party may amend its respective record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within three (3) years after the IPO Closing Date, the amending party must give thirty (30) days prior written notice of such change in the policy to the other party to this Agreement.

     SECTION 8.5 DESTRUCTION. No party will destroy, or permit any member of its Group to destroy, any Information that exists on the Effective Date (other than Information that is permitted to be destroyed under the current record retention policies of Parent and that falls under the categories listed in
Section 8.1) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

     SECTION 8.6 LIMITATION OF LIABILITY. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 8 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 8.4.

     SECTION 8.7 OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Section 8 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

     SECTION 8.8 PRODUCTION OF WITNESSES; RECORDS; COOPERATION. After the Effective Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 11 or otherwise), each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with Actions in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

     SECTION 8.9  CONFIDENTIALITY.

          SECTION 8.9.1 Each of Parent and Sub shall, and shall use its best efforts to cause the members of its Group and each of their respective officers, employees, agents, consultants, advisors and Affiliates to, hold, in strict confidence and not disclose to another Person, except as provided herein or unless compelled to disclose by judicial or administrative process or, in the opinion of counsel (which may be in-house counsel), by other requirements of law, confidential information concerning the other party.

          SECTION 8.9.2 For purposes of this Section 8.9, confidential information about a particular party (referred to herein as the "Disclosing Party") shall mean information known by the other party (referred to herein as the "Receiving Party") on the Effective Date and reasonably understood by the receiving party to be confidential and related to the disclosing party's business interests, or disclosed confidentially by the disclosing party to the receiving party after the Effective Date under the terms and for the purposes of this Agreement or any of the Ancillary Agreements except for: (a) information which is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party; (b) information learned by the Receiving Party on a non-confidential basis for the first time after the Effective Date, but prior to any disclosure by the Disclosing Party;
(c) information developed by the Receiving Party independent of any confidential information of the Disclosing Party which is known by the receiving party on the Date or disclosed by the Disclosing Party thereafter; and (d) information which becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party if such source was not subject to any prohibition against transmitting the information to the Receiving Party.

          SECTION 8.9.3 Each party shall protect confidential information of the other party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the other party's confidential information as the party uses to protect its own confidential information of a like nature.

          SECTION 8.9.4 Each party shall use its best efforts to insure that the members of its Group and all of its and their officers, employees, agents, consultants, advisors and Affiliates agree to be bound by the foregoing restrictions on use and disclosure of confidential information as a condition to receiving such information; provided, that such party will be responsible for any breach of such confidentiality provisions by any such person.

     SECTION 8.10  PRIVILEGED MATTERS.

          SECTION 8.10.1 Parent and Sub agree to maintain, preserve and assert all privileges that either party may have, including, without limitation, any privilege or protection arising under or relating to any attorney-client or accountant-client relationship that existed prior to the Effective Date ("Privilege" or "Privileges"). Parent and Sub shall be entitled in perpetuity to require the assertion or decide whether to consent to the waiver of any and all Privileges which, in the case of Sub, relate to the Sub Business and, in the case of Parent, relate to the Retained Business. Parent and Sub shall each use the same degree of care as it would with respect to itself so as not to waive-any Privilege which could be asserted by the other party under applicable law, without the prior written consent of the other party. The rights and obligations created by this Section 8.10 shall apply to all information as to which, but for the Reorganization, Parent or Sub would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including, but not limited to, (a) all information generated prior to the Effective Date but which, after the Reorganization, is in the possession of the other party or its Group, (b) all communications subject to a Privilege occurring prior to the Effective Date between counsel for Parent and any individual who, at the time of the communication, was an employee of Parent, regardless of whether such employee is or becomes an employee of Sub, and (c) all information generated, received or arising after the Effective Date that refers or relates to Privileged Information generated, received or arising prior to the Effective Date.

          SECTION 8.10.2 Upon the receipt by either party of any subpoena, discovery or other request which arguably calls for production or disclosure of Privileged Information of the other party and whenever either party obtains knowledge that any current or former employee of such party has received any subpoena, discovery or other request which arguably calls of the production or disclosure of Privileged Information of the other party, such party shall promptly notify the other party of the existence of the request and shall provide the other party with a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.10 or otherwise to prevent the production or disclosure of Privileged Information. Neither party will produce or disclose any information covered by a Privilege of the other party under this Section 8.10 unless (a) the other party has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered a final, non-appealable order finding that the information is not entitled to protection under any applicable Privilege.

          SECTION 8.10.3 Parent's transfer of Information to Sub, and each party's agreement to permit the other party to possess Privileged Information occurring or generated prior to the Effective Date, are made in reliance on each party's agreement, as set forth in this Section 8.10, to maintain the confidentiality of Privileged Information and to maintain, preserve and assert all applicable Privileges. The access to information granted or permitted by this Agreement, the agreement to provide witnesses and individuals pursuant to
Section 8.8 hereof and transfer of Privileged Information to Sub pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 8.10 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to either party in, or the obligations imposed upon either party by, this Section 8.10.

     SECTION 8.11  NON-COMPETITION AND NON-SOLICITATION.

          SECTION 8.11.1 Parent covenants and agrees that it will not, and it will cause each member of the Parent Group not to, for a period beginning on the Effective Date and ending on the earlier of (a) the third anniversary of the IPO Closing Date and (b) the date on which the Parent Group no longer own shares of Sub Common Stock representing at least forty percent (40%) of the total voting power of Sub (in either case, the "Termination Date"), directly or indirectly, anywhere in the Restricted Area (i) engage or participate in any activity in the Designated Industry, (ii) invest in, make loans to or assist (whether as owner, part-owner, shareholder, partner, member, consultant, or in any other capacity) any Person whose activities, products or services are, in whole or in part, in the Designated Industry (a "Competitive Enterprise") or (iii) employ directly or indirectly, attempt to employ, recruit or otherwise solicit, induce or influence any individual to leave an employment or service relationship with Sub or the other members of the Sub Group. Notwithstanding the foregoing Parent and the members of the Parent Group (i) may make passive investments in a Competitive Enterprise, the shares of which are publicly traded, if the Parent Group's aggregate investment in such Competitive Enterprise constitutes less than five percent (5%) of the equity ownership of such Competitive Enterprise, (ii) may engage in transactions and activities with Sub and the members of the Sub Group as contemplated by the Ancillary Agreements, (iii) may own, directly or indirectly up to one hundred percent (100%) of the capital stock of Sub, and
(iv) may acquire (by merger, asset purchase, joint venture or otherwise) another Person, or a subsidiary, affiliate, operating division, practice or business line or segment of such Person (the "Acquired Business"), which constitutes a Competitive Enterprise (the "Competitive Business"); provided, however, that in the case of this clause (iv) immediately following the closing of the acquisition of such Acquired Business, Parent (X) offers to Sub the right to purchase or acquire such Competitive Business and (Y) negotiates in good faith with Sub to transfer or sell the Competitive Business to Sub on terms mutually acceptable to Parent and the Independent Directors of Sub; provided, further, that the Independent Directors of Sub may at any time deliver written notice (the "Rejection Notice") to Parent indicating that Sub has no intention of acquiring or negotiating the acquisition of the Competitive Business, and in such event, Parent shall, within one year from the date of the Rejection Notice, take such actions as are necessary to cause the Acquired Business, or any part thereof, to cease being a Competitive Business.

     Without implied limitation, the foregoing covenant shall prohibit the Parent Group from (i) hiring, attempting to hire or otherwise soliciting, for itself or on behalf of any entity or person, any officer, director, consultant or other employee of Sub or member of the Sub Group, and (ii) encouraging, whether for itself or on behalf of any entity or person, any officer, director, consultant or other employee to terminate his or her relationship or employment with Sub or any member of the Sub Group.

          SECTION 8.11.2 Sub covenants and agrees that it will not, and it will cause each member of the Sub Group not to, for a period beginning of the Effective Date and ending on the Termination Date, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence any individual to leave an employment or service relationship with Parent or the other members of the Parent Group.

     SECTION 8.12  ELECTION OF SUB DIRECTORS.   For so long as the Parent Group
owns in the aggregate at least forty percent (40%) of the total voting power of Sub, Parent, on behalf of the Parent Group, hereby covenants and agrees that whenever there shall be submitted to the stockholders of Sub nominees to serve as members of the Board of Directors of Sub, the Parent Group shall vote all of such shares of the voting Sub Common Stock to elect individuals to the Board of Directors of Sub such that at least a majority of the Board of Directors of Sub do not consist of individuals who are directors, officers or employees of Parent or a member of the Parent Group.

     SECTION 8.13 MAIL AND OTHER COMMUNICATIONS. Each of Parent and Sub agrees to forward or direct (as appropriate) to the other party any mail or other communications intended for such other party which is received by it.

     SECTION 8.14 ORDER OF PRECEDENCE. To the extent that the provisions of this Section 8 are inconsistent with the provisions of the Tax Allocation Agreement with respect to the subject matter thereof, the provisions of the Tax Allocation Agreement shall control.

SECTION 9.  EMPLOYEE MATTERS AND BENEFITS.
            -----------------------------

     SECTION 9.1 EMPLOYMENT. At the Effective Date, Sub, or the appropriate Sub Group member, shall offer employment to each Transferred Employee at an annual compensation rate no less than such Transferred Employee's current annual compensation rate with Parent or the Parent Group member. Following the Reorganization, such compensation shall be subject to

Sub's normal review procedures with respect to compensation. Sub, or the appropriate Sub Group member, shall continue the status of a Transferred Employee on leave of absence or short or long term disability absence, and shall recall, reinstate or terminate the employment of such Transferred Employee in accordance with the leave of absence policy applicable to the Transferred Employee that was in effect when the Transferred Employee's leave of absence began. Anything contained in this Section 9.1 to the contrary notwithstanding, neither Sub nor a Sub Group member shall be obligated to employ any person who declines employment with Sub or a Sub Group member and such person shall not be considered a Transferred Employee.

     SECTION 9.2 RETIREMENT PLANS. As of the Effective Date, Sub may become a participating employer in each of Parent's retirement plans with respect to its employees and the employees of the members of the Sub Group (collectively, "Sub Employees"). Sub, and each member of the Sub Group, may remain a participating employer until the Parent Group ceases to own at least fifty percent (50%) in the aggregate of Sub Common Stock. Sub shall be solely responsible for contributions required under such plans for the Sub Employees from and after the Effective Date, and Parent shall be solely responsible for contributions for Transferred Employees accrued prior to the Effective Date, including any unfunded liability under any defined benefit plan. Sub shall also be solely responsible for its share of any administrative expenses under Parent's retirement plans. Parent shall remain solely responsible for any stock repurchase obligation under its retirement plans with respect to any Sub Employee.

     SECTION 9.3 WELFARE PLANS. As of the Effective Date, Sub may become a participating employer in each of Parent's welfare and fringe benefit plans and programs with respect to the Sub Employees. Sub, and each member of the Sub Group, may remain a participating employer in each such plan or program until Parent Group ceases to own at least fifty percent (50%) in the aggregate of Sub Common Stock. Sub shall be solely responsible for contributions, liabilities and obligations under such plans and programs for the Sub Employees from and after the Effective Date, and Parent shall be solely responsible for contributions, liabilities and obligations under such plans and programs for Transferred Employees accrued prior to the Effective Date. Any Sub Employee who retires from Sub while Sub is a participating employer of Parent's retiree health plan and who meets the eligibility requirements for retiree health under said plan may elect to remain in such plan through age 65, subject to payment of all required premium payments.

     SECTION 9.4 OTHER LIABILITIES AND OBLIGATIONS. As of the Effective Date, to the extent required by applicable law, rule or regulation, Sub and the applicable Sub Group members shall assume and be solely responsible for all Liabilities whatsoever of Parent with respect to claims made by or with respect to Transferred Employees relating to their employment by the Parent Group in connection with the Sub Business, including, without limitation, accrued holiday, vacation and other termination (including severance) benefits (collectively, "Employee Liabilities"). In the absence of such law, rule or regulation, all such Liabilities shall be treated as Retained Liabilities for purposes of this Agreement. Parent shall be solely responsible for salaries, wages and other incentive bonus compensation earned by Transferred Employees but not paid before the Effective Date. Without limiting the foregoing, nothing in this Agreement or in the transactions contemplated hereby shall be construed as giving any Transferred Employee any rights to termination benefits (including severance) on account of the Reorganization. Sub shall, with respect to any participation of the Sub Employees, assist Parent in the administration of claims and benefits under the relevant plan and cooperate with Parent and its auditors and benefits administrators. In addition, the parties agree that, to the extent permitted by applicable law, matters arising out of or resulting from foreign plans and non-U.S.-related employment of Transferred Employees be handled in a manner which is consistent with comparable U.S. matters as set forth herein.

     SECTION 9.5 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. No provision of this Agreement, including, without limitation, the agreement of Parent or Sub that it will make a contribution or payment to or under any plan referred to herein for any period, shall be construed as a limitation on the right of Parent or Sub to amend or terminate such plan which Parent or Sub would otherwise have under the terms of such plan or otherwise.

     SECTION 9.6 REIMBURSEMENT. Parent and Sub acknowledge that each may incur costs and expenses (including, without limitation, contributions to plans and the payment of insurance premiums) pursuant to any of the employee benefit, welfare or compensation plans, programs or arrangements which are, as set forth in this Agreement, the responsibility of the other party. Accordingly, Parent and Sub agree to reimburse each other, as soon as practicable but in any event within thirty (30) days of receipt from the other of appropriate verification, for all such costs and expenses, except to the extent that such reimbursement would be duplicative of the obligations of the parties set forth in the Corporate Services Agreement.

     SECTION 9.7  STOCK OPTION PLANS AND PARENT STOCK PLANS.

          SECTION 9.7.1 Parent shall cause the Parent Stock Option Plans and Parent Stock Options to be interpreted so that employment of the Transferred Employees by Sub and the other Sub Group members shall be treated as employment with Parent for purposes of the Parent Stock Option Plans' provisions causing outstanding Parent Stock Options to expire upon the termination of employment of the Transferred Employees and for purposes of Parent Stock Options Plans' provisions causing outstanding Parent Stock to be repurchased by Parent upon the termination of employment of the Transferred Employees. Sub agrees to promptly notify Parent of the termination of employment for any reason of each Transferred Employee who is a holder of Parent Stock Options or who participates in Parent Stock Plans for Parent's use in administering the Parent Stock Option Plans and Parent Stock Plans.

          SECTION 9.7.2 Any and all tax withholding and employment taxes (including the paying over of such taxes to the government) and related reporting required in connection with the exercise of a Parent Stock Option by any Transferred Employee or in connection with the issuance of Parent Common Stock under a Parent Stock Plan to any Transferred Employee shall be the responsibility of Sub. Parent shall not be required to deliver any shares of Parent Common Stock to any Transferred Employee until it shall have received satisfactory evidence that the Transferred Employee has remitted all required tax withholding to Sub. Sub shall hold Parent harmless against any employment tax liabilities, including interest and penalties, asserted against Parent by reason of any failure of Sub properly and timely to withhold and pay over, pay or report any amounts described in this paragraph as being the responsibility of Sub. Parent and Sub agree to share relevant information and otherwise cooperate with respect to tax matters pertaining to Parent Stock Options or Parent Common Stock issued under Parent Stock Plans, so that the employers' withholding, reporting and employment tax payment obligations relating thereto are satisfied and any tax benefits or liabilities associated therewith are properly allocated between Parent and Sub. Parent shall remain solely responsible for any repurchase obligations under the Parent Stock Plans and Parent Stock Option Plans; provided, however, that such rights shall not arise until a Transferred Employee ceases to be employed by Sub or a member of the Sub Group.

SECTION 10.  INSURANCE.
             ---------

     SECTION 10.1 GENERAL. Parent shall keep in effect all policies under the Parent Insurance Policies in effect as of the date hereof insuring the Contributed Assets and operations of the Sub Business after the Effective Date as set forth in the Corporate Services Agreement or any other Ancillary Agreement, unless Sub shall have earlier obtained appropriate coverage and notified Parent in writing to that effect.

SECTION 11.  DISPUTE RESOLUTION.
             ------------------

     SECTION 11.1 NEGOTIATION AND BINDING ARBITRATION. In the event a dispute, controversy or claim between Parent and Sub or any of their respective Group members arises out of or relates to this Agreement, the Ancillary Agreements (other than the Tax Allocation Agreement, which shall be governed by the relevant provision of such agreement) or any other agreement entered into pursuant hereto or thereto (collectively, a "Dispute"), Parent and Sub agree to abide by the following procedures to resolve any such Dispute.

     SECTION 11.2 NEGOTIATION. In the event of a Dispute, the claiming party shall first give written notice to the other party, describing briefly the nature of the Dispute and the remedies it is claiming. Each party shall then select two of its Independent Directors to meet, no later than ten (10) days after the receipt of such notice, and on such other occasions as determined by such individuals to be necessary, to attempt in good faith to negotiate a resolution of such Dispute. If the four (4) individuals do not mutually resolve the Dispute on behalf of the partners within thirty (30) days of receipt of such notice, the Dispute shall then be resolved in accordance with certain Section
11.3 below.

     SECTION 11.3 DISPUTE RESOLUTION. Any Dispute that is not resolved pursuant to Section 11.2, shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS/Endispute, Inc. as its successor. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS/Endispute, Inc. unless specifically modified herein.

     The parties covenant and agree that the arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by either Parent or Sub with JAMS/Endispute. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator and judgment on the award may be entered by any court having competent jurisdiction. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

     The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. This clause applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 11.3 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award.

     SECTION 11.4  CONSENT TO JURISDICTION.   Each of Parent and Sub irrevocably
and unconditionally consents to the exclusive jurisdiction of JAMS/Endispute, Inc. to resolve all Disputes between Parent and Sub or any member of their respective Group arising out of or relating to this Agreement, the Ancillary Agreements or any other agreement entered into pursuant hereto or thereto, and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of
Section 11.1 of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS/Endispute based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS/Endispute, Inc. has been brought in an inconvenient forum.

     SECTION 12.  MISCELLANEOUS.
                  -------------

     SECTION 12.1 AMENDMENT AND WAIVER. The provisions of this Agreement, including, without limitation, this Section, may not be waived and this Agreement shall not be amended or modified except in accordance with this Section. The provisions of this Agreement may be waived only by the written consent of a majority of the Independent Directors of the party that is the beneficiary of the particular provision being waived. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion. The provisions of this Agreement may be amended, modified or supplemented only by the written consent of a majority of the Independent Directors of each of the parties.

     SECTION 12.2 EXPENSES. Except as otherwise provided in this Agreement, any Ancillary Agreement or any other agreement being entered into by Parent and Sub and their respective Group members pursuant to this Agreement, Sub shall pay all investment banking, legal, accounting, printing, governmental filing, listing, distribution agent and similar fees, costs and expenses incurred in connection with the Reorganization, the IPO (whether or not payable as of the Effective Date) and the transactions contemplated by this Agreement. To the extent any of the foregoing expenses have previously been paid or incurred by Parent, Sub shall reimburse Parent for all such expenses, including the expenses directly incurred by Parent in connection with the services Parent and its employees and agents performed in furtherance of any of the foregoing.

     SECTION 12.3 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of the transmission, (c) on the business day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (d) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return receipt requested, to the party as follows:

     If to Parent, at:  Arthur D. Little, Inc.
                        Acorn Park
                        Suite 2500
                        Cambridge, MA  02140
                        Facsimile:  (617) 498-5000
                        Attn: President


     with a copy to:    Arthur D. Little, Inc.
                        Acorn Park
                        Suite 2500
                        Cambridge, MA  02140
                        Facsimile:  (617) 498-5000
                        Attn: General Counsel


     If to Sub, at:     c-quential, Inc.
                        Seestrasse 185
                        CH-8800 Thalwil, Zurich
                        Attention: President
                        Facsimile No.:

     with a copy to:    Goodwin, Procter & Hoar  LLP
                        Exchange Place
                        Boston, MA  02109
                        Facsimile:  (617) 523-1231
                        Attn:  Stuart M. Cable, P.C.

     Either party may change its address for receiving notices by written notice given to the other party in the manner provided above.

     SECTION 12.4  [INTENTIONALLY OMITTED]

     SECTION 12.5 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon and enforceable against the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either party without the prior written consent of the other party, and any attempt to assign any rights or obligations hereunder without such consent shall be void.

     SECTION 12.6 ENTIRE AGREEMENT, PARTIES IN INTEREST. This Agreement (including the schedules, annexes and exhibits hereto and the Ancillary Agreements) comprises the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings between them relating thereto and, except as provided in Section 6.2 hereof, is not intended to confer upon any Person other than the parties hereto (including the members of each party's Group and their respective successors and permitted assigns) any rights or remedies hereunder.

     SECTION 12.7 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     SECTION 12.8 CAPTIONS. Captions and headings are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

     SECTION 12.9 ANNEXES, ETC. The Annexes, Schedules and Exhibits shall be construed with and as part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     SECTION 12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

     SECTION 12.11 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding upon the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

                           [Signatures on next page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives as an agreement under seal, all as of the day and year first written above.

                              ARTHUR D. LITTLE, INC., a Massachusetts
                              corporation


                              By:   /s/ Mark A. Brodsky
                                    -------------------------------------
                              Name:  Mark A. Brodsky
                              Title: Exec. Vice President


                              C-QUENTIAL, INC., a Delaware corporation


                              By:   /s/ Lorenzo C. Lamadrid
                                    -------------------------------------
                              Name:  Lorenzo C. Lamadrid
                              Title: Director

                                    ANNEX I
                                    -------

                               CONTRIBUTED ASSETS
                               ------------------

     Contributed Assets: the following assets owned by Parent and the members of the Parent Group relating principally to the Sub Business as of the Effective Date, as follows:

     (a) all of Parent's right and interest in, to, under and relating to all agreements, contracts and leases, whether written or oral, of Parent relating to the Sub Business, including, without limitation, the Contactica Purchase Agreements and the Transferred Receivables;

     (b) all of Parent's right and interest in, to and under all outstanding Bids, Quotations and Proposals pertaining to the Sub Business to the extent that such Bids, Quotations and Proposals can be transferred or assigned; all of Parent's right and interest in, to and under all contracts and agreements awarded to Parent before or after the Effective Date pertaining to the Sub Business, as assignee if those contracts are assignable and assigned or transferred by operation of law; or as a right to payment by Parent to Sub of a subcontract price equal to the monies, rights and other considerations received by Parent under contracts and agreements awarded to Parent before or after the Effective Date pertaining to the Sub Business if assignment of those contracts and/or agreements and/or the proceeds therefrom is prohibited by law or not otherwise obtained;

     (c) all rights and interests of Parent in and with respect to the patents, trademarks, copyrights, trade secrets, know-how and other intellectual property concerning the Sub Business to the extent, but only to the extent, such rights are being licensed to Sub pursuant to, and in accordance with, the Intellectual Property Agreement;

     (d) all of the Books and Records (or copies thereof);

     (e) all permits and licenses held by Parent which are transferable and which relate principally to the Sub Business;

     (f) all intangible assets, other than intellectual property rights, of Parent used in the Sub Business, including customer lists, marketing and other data, and goodwill;

     (g) all trucks, automobiles and other vehicles owned by Parent which are used in the Sub Business and are identified on Appendix I attached hereto; and

     (h) the shares of capital stock of the entities in connection with the Subsidiary Transfers.

                                    ANNEX II
                                    --------

                              ASSUMED LIABILITIES
                              -------------------

     Assumed Liabilities: all Liabilities and obligations relating to or arising from the operation of the Sub Business (other than the Retained Liabilities), whether before or after the Effective Date, including but not limited to:

     (a) all Liabilities and obligations of Parent and the Parent Group members pursuant to, under or relating to all agreements, contracts and leases, whether written or oral, of Parent relating to the Sub Business and the Contributed Assets (other than the liabilities in respect of the deferred purchase price obligations under the Contactica Purchase Agreements);

     (b) all Liabilities under all outstanding Bids, Quotations and Proposals pertaining to the Sub Business to the extent such Bids, Quotations and Proposals can be transferred or assigned; and all contracts awarded to Parent before or after the Effective Date pertaining to the Sub Business, as (i) an assignee if those contracts are assignable and assigned or transferred by operation of law, or (ii) subcontractor if assignment of those contracts and/or proceeds therefrom is prohibited by law or not otherwise obtained;

     (c) all Liabilities and obligations to or with respect to Transferred Employees not specifically retained by Parent pursuant to the Agreement, including, without limitation, withholding, payroll and employment taxes pursuant to Section 9 of the Agreement;

     (d) the Liabilities and obligations being assumed by or agreed to be performed by Sub pursuant to any other agreement being entered into in connection with the Agreement, including, without limitation, the Ancillary Agreements; and

(e) $40,00,000 of aggregate principal amount of U.S. Debt Obligations (in proportionate amounts among such U.S. Debt Agreements).

                                   ANNEX III
                                   ---------

                                      Plan


See Attached


860235.11